Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-155932

General Mills, Inc.

$1,000,000,000 3.150% Notes due 2021

Pricing Term Sheet

November 17, 2011

Issuer:	General Mills, Inc.
Size:	$1,000,000,000
Maturity:	December 15, 2021
Coupon:	3.150%
Price to Public:	99.589%
Yield to maturity:	3.198%
Spread to Benchmark Treasury:	125 basis points
Benchmark Treasury:	2.000% due November 15, 2021
Benchmark Treasury Price & Yield:	100-15; 1.948%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2012
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time prior to September 15, 2021, make-whole call at T plus 20 basis points plus accrued and unpaid interest to the redemption date
Par call:	At any time on or after September 15, 2021 at par plus accrued and unpaid interest to the redemption date

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	November 17, 2011
Settlement:	T+6; November 28, 2011
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BM5 / US370334BM56
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on November 17, 2011 relating to its Prospectus dated December 4, 2008.